Exhibit 99.1

Commercial Metals Company Terminates Stockholder Rights Plan

Irving, Texas, December 6, 2012 – Commercial Metals Company (NYSE: CMC) today announced that it amended its Stockholder Rights Plan (the “Plan”) to accelerate the final expiration of the rights issued pursuant to the Plan to December 6, 2012. The rights had previously been slated to expire on August 1, 2014. As a result of the amendment, as of the close of business on December 6, 2012, the rights are no longer outstanding and are not exercisable, and the Plan has effectively terminated. Stockholders do not need to take any action as a result of this termination.

CMC’s Board said in a statement, “After careful consideration, the Board determined that terminating the Plan is appropriate at this time.” CMC’s Board added, “The Board expressly reserves its right to adopt a new stockholder rights plan in the future, if appropriate under the circumstances.”

About Commercial Metals Company

Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Contact:

Barbara Smith

Chief Financial Officer

214-689-4300